UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 17, 2014

Commission file number: 000-27791

Apolo Gold & Energy Inc.

(Exact name of registrant in its charter)

Nevada	98-0412805
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

9th floor, Kam Chung Commercial Bldg,

19-21 Hennessy Road, Wanchai, Hong Kong

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (852) 3111 7718

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01: Entry into a Material Definitive Agreement.

Effective February 17, 2014, Apolo Gold & Energy Inc. (“Apolo” or the “Company”) (OTCQB:APLL), a Nevada Corporation, has acquired a 29% interest in the shares and assets of Everenergy New Material Co., Ltd. (Everenergy), from Mr. Hu Qinjian, Apolo has agreed to issue 11 million restricted common shares of APOLO at a deemed price of US$0.45 per share for this transaction.

As disclosed pursuant to a Form 8-K filed December 23, 2013, Apolo previously acquired a 24% interest in the shares and assets of Everenergy New Material Co., Ltd. (Everenergy) from Mr. Tang Wenbo. Apolo issued 8 million restricted common shares of APOLO at a deemed price of US$0.375 per share) and paid US$1.0M in cash for this transaction. It should be noted that the Form 8-K filed December 23, 2013 disclosing the acquisition of the 24% interest in Everenergy from Mr. Tang Wenbo contained an error. The disclosure stated that the factory covered an area of 100 acres. This figure was in error. As noted below, the factory covers an area of 16.5 acres. We apologize for the error.

This additional acquisition brings Apolo’s total interest in the Everenergy New Material Co., Ltd. to 53% and constitutes control of Everenergy

Everenergy is located in the Li-ion Battery high-tech industrial park of Yi Chun, Jiangxi Province, China. It was founded in July 2010 with a registered capital of 22 million RMB and a total asset value on its balance sheet of 107.9 million RMB (US$17 Million). The factory covers an area of 16.5 acres. The company deals mainly with the R & D, production and sales of high quality lithium batteries, cathode materials and relevant precursor materials.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.6	Asset Purchase and Sale Agreement between Apolo Gold & Energy Inc., Mr. Hu Qinjian and Everenergy New Material Co., Ltd., dated February 17, 2014.

99.1	News Release dated February 19, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Apolo Gold & Energy, Inc.

/s/ Kelvin Chak
February 19, 2014	Kelvin Chak, President, CEO, Director